Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 4, 2005, accompanying the consolidated financial statements of Verso Technologies, Inc. and subsidiaries appearing in the 2004 Annual Report of the Company to its shareholders and accompanying the schedules included in the Annual Report on Form 10-K for the year ended December 31, 2004, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

Atlanta, Georgia
April 12, 2005

/s/ Grant Thornton LLP